Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

FOR IMMEDIATE RELEASE

BioMarin Announces Second Quarter 2016 Financial Results

- Second Quarter 2016 Total BioMarin Revenue Increases 20.0% Y/Y to $300.1 million

- Vimizim Net Product Revenue Increases 98.1% Y/Y and Contributes $106.8 million in the Second Quarter 2016; Vimizim Full-year Revenue Guidance Increased to $340 to $360 million

- Kuvan Net Product Revenue Contributes $90.2 million in the Second Quarter 2016; Kuvan Full-year Revenue Guidance Increased to $340 to $360 million

- Strong Kuvan and Vimizim Results Drive Increased FY 2016 Top-line Guidance to $1.10 billion -$1.15 billion

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change

Total BioMarin Revenue	$300.1	$250.1	20.0%	$536.9	$453.1	18.5%
Vimizim Net Product Revenue	106.8	53.9	98.1%	179.4	104.5	71.7%
Naglazyme Net Product Revenue	78.4	111.1	(29.4)%	143.8	189.3	(24.0)%
Kuvan Net Product Revenue	90.2	60.1	50.1%	166.9	110.3	51.3%
Aldurazyme Net Product Revenue	18.7	20.2	(7.4)%	35.1	38.4	(8.6)%

GAAP Net Loss	$(423.6)	$(82.0)		$(508.7)	$(149.5)
GAAP Net Loss per Share - Basic and Diluted	$(2.61)	$(0.51)		$(3.14)	$(0.94)

non-GAAP Income (Loss)	$16.1	$(5.8)		$(11.0)	$(31.3)

Cash, cash equivalents and investments	$704.9	$1,018.3

SAN RAFAEL, Calif., August 4, 2016 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the second quarter ended June 30, 2016. GAAP net loss was $423.6 million, or $(2.61) per basic and diluted share for the second quarter of 2016, compared to GAAP net loss of $82.0 million, or $(0.51) per basic and diluted share, for the second quarter of 2015. The increased GAAP net loss compared to the prior year quarter was primarily due to impairment and related charges, net of tax, resulting from the termination of the Kyndrisa development program in the second quarter.

Non-GAAP income was $16.1 million for the quarter ended June 30, 2016, compared to non-GAAP loss of $5.8 million for the second quarter of 2015. The increase in non-GAAP income compared to the prior year quarter was primarily due to increased gross margins from strong Kuvan and Vimizim net product revenues, partially offset by increased non-GAAP selling, general and administrative expense for Vimizim and Kuvan, and non-GAAP research and development expense.

Total BioMarin Revenue was $300.1 million for the second quarter of 2016, an increase of 20.0% compared to the same period in 2015. This strong result was driven by year over year growth of 98.1% and 50.1% of Vimizim and Kuvan, respectively. Vimizim net product revenue growth was driven primarily by robust patient growth and in part the timing of large orders from Latin America and the Middle East. Kuvan revenue growth was driven by patient increases in North America and strong sales in international territories. Kuvan revenue from ex-North America territories since BioMarin acquired worldwide rights in January 2016 contributed $22.0 million and revenues in North America contributed $68.2 million in the quarter. Naglazyme patient growth was 9.2% compared to a year ago. Naglazyme revenue in the second quarter 2016 was lower than revenue in the second quarter 2015 primarily due to the timing of central government orders from Latin America in 2015.

As of June 30, 2016, BioMarin had cash, cash equivalents and investments totaling $704.9 million, as compared to $1,018.3 million on December 31, 2015.

Commenting on the quarter, Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin said, “In the first half of 2016 we made tremendous progress moving our development pipeline forward while driving our established commercial business to record levels. The increase in Total BioMarin Revenue guidance for 2016 is testament to the innovation BioMarin provides patients, mostly children, with rare and ultra-rare disorders. Prospects for new product launches in 2017 increased during the first half of the year due to positive data readouts for Brineura and pegvaliase.”

Mr. Bienaimé continued, “We are pleased that last week the U.S. Food and Drug Administration accepted for review the submission of a Biologics License Application (BLA) for Brineura, an investigational therapy to treat children with CLN2 disease, a form of Batten disease. With the Prescription Drug User Fee Act (PDUFA) goal date for an approval decision of January 27, 2017, we are one step closer to potentially providing a treatment option for this devastating childhood disease. We have also filed the Marketing Authorization Application in Europe for Brineura. In addition, at the World Federation of Hemophilia Congress last week, we announced positive proof-of-concept data with our gene therapy product candidate BMN 270 for hemophilia A and plans to start a Phase 2b study in mid-2017. Also in the quarter at R&D Day, we shared robust 12-month data with vosoritide for achondroplasia. If the data from these programs continue to mature as we hope, we believe that these product candidates could each ultimately drive a billion dollars in annual revenue when commercialized.”

Net Product Revenue (in millions of U.S. dollars, unaudited)

Total Revenue

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Vimizim (1)	$106.8	$53.9	$52.9	98.1%	$179.4	$104.5	$74.9	71.7%
Naglazyme (1)	78.4	111.1	(32.7)	(29.4)%	143.8	189.3	(45.5)	(24.0)%
Kuvan (2)	90.2	60.1	30.1	50.1%	166.9	110.3	56.6	51.3%
Aldurazyme	18.7	20.2	(1.5)	(7.4)%	35.1	38.4	(3.3)	(8.6)%
Firdapse	4.5	3.7	0.8	21.6%	8.7	7.8	0.9	11.5%
Net product revenues	298.6	249.0	49.6	19.9%	533.9	450.3	83.6	18.6%

Collaborative agreement revenues	-	0.3	(0.3)		0.2	0.7	(0.5)
Royalty, license and other revenues	1.5	0.8	0.7		2.8	2.1	0.7
Total BioMarin revenues	$300.1	$250.1	$50.0	20.0%	$536.9	$453.1	$83.8	18.5%
(1)

Vimizim and Naglazyme revenues experience quarterly fluctuations primarily due to the timing of government ordering patterns in certain countries.  The Company does not believe these fluctuations reflect a change in underlying demand.

(2)	Growth in North America contributed $68.2 million in the second quarter with an additional $22.0 million coming from newly acquired ex-North American territories.

Details of Net Product Revenue Attributable to Aldurazyme

	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$56.8	$56.5	$0.3	0.5%	$109.6	$109.9	$(0.3)	(0.3)%

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	$ Change	2016	2015	$ Change
Royalties earned from Genzyme	$22.8	$23.5	$(0.7)	$44.3	$45.8	$(1.5)
Net product transfer revenues (3)	(4.1)	(3.3)	(0.8)	(9.2)	(7.4)	(1.8)
Total Aldurazyme net product revenues	$18.7	$20.2	$(1.5)	$35.1	$38.4	$(3.3)
(3)

To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period. Positive net product transfer revenues result in the period if BioMarin transferred more units to Genzyme than Genzyme sold to third-party customers.

Impairment of Intangible Assets and Related Charges and Adjustments

During the three months ended June 30, 2016, the Company incurred impairment charges and made other adjustments related to the Kyndrisa and related exons and the reveglucosidase alfa programs. In May 2016, the Company withdrew its Marketing Authorization Application for the approval of Kyndrisa from the European Medicines Agency. Additionally, in June 2016, the Company discontinued the clinical and regulatory development program for reveglucosidase alfa. Following these events, the Company determined the IPR&D intangible assets related to these programs were fully impaired, resulting in a total impairment charge of $599.1 million. Additionally, the Company reversed the contingent acquisition consideration liabilities as it was determined that achievement of certain future regulatory and commercial milestones associated with these programs was no longer probable, resulting in a $64.9 million credit to Contingent consideration expense for the period. Also related to the impairment of the IPR&D assets, the Company reversed certain deferred tax liabilities associated with the future amortization of the IPR&D intangible assets, resulting in a $153.5 million credit to the Benefit from income taxes for the period.

The following table summarizes the impact of these impairments and related adjustments on the Company’s Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2016 (in millions of U.S. dollars):

	Kyndrisa	Reveglucosidase alfa	Total

Impairment of intangible assets	$574.1	$25.0	$599.1
Contingent consideration expense	(43.8)	(21.1)	(64.9)
Benefit from income taxes	(143.5)	(10.0)	(153.5)

Net impact	$386.8	$(6.1)	$380.7

Updated 2016 Financial Guidance

Revenue Guidance ($ in millions)

Item
	Provided April 28, 2016	Updated August 4, 2016
Total BioMarin Revenues	$1,050 to $1,100	$1,100 to $1,150
Vimizim Net Product Revenue	$315 to $340	$340 to $360
Naglazyme Net Product Revenue	$290 to $320	Unchanged
Kuvan Net Product Revenue	$320 to $350	$340 to $360

Select Income Statement Guidance ($ in millions, except percentages)

Item
	Provided April 28, 2016	Updated August 4, 2016
Cost of Sales (% of Total Revenue)	18.0% to 19.0%	Unchanged
Selling, General and Admin. Expense	$470 to $490	Unchanged
Research and Development Expense	$680 to $720	$670 to $690
GAAP Net Loss	$(355) to $(385)	$(620) to $(650)
non-GAAP Loss	$(75) to $(100)	$(30) to $(50)

Recent Key Program Updates

•

BMN 270 gene therapy product for hemophilia A: The Company is currently conducting a Phase 1/2 first-in-human, dose escalation study in severe hemophilia A patients. A total of nine patients with severe hemophilia A have received a single dose of BMN 270, seven of whom have been treated at the highest dose of 6 x 10[13] vector genomes (VG)/kilogram (kg), and to date, post-treatment follow-up ranges from 12  to 28 weeks. To date, the study has demonstrated significant factor VIII expression with a good safety profile. Last week at the World Federation of Hemophilia Congress, the Company announced that as of July 6th, 6 of 7 patients receiving the high dose of BMN 270 had factor VIII levels above 50%, and the 7th was above 10%.  While the one patient who was above 10% and below 50% now appears to have Factor VIII levels above 5%, all high dose patients continue to be in the mild or better hemophilia A range.  With these interim results having established proof of concept for BMN 270, BioMarin’s next step is to go into a Phase 2b study that could potentially be registration enabling.

•

Vosoritide for achondroplasia: The Company provided an update at R&D Day April 20, 2016 on its Phase 2 study of vosoritide, an analog of C-type Natriuretic Peptide (CNP), in children with achondroplasia, the most common form of dwarfism. After 12 months of daily dosing at 15 µg/kg/day, the cohort 3 patients (n=10) experienced a 46% or 1.9 cm/year increase in mean annualized growth velocity from baseline (p-value = 0.02).  These findings provide evidence of durability of effect consistent with previously presented 6-month data for these patients, which demonstrated an annualized increase of 50% or 2.0 cm/year in mean annualized growth velocity.  In addition, 6-month data for 12 patients who were initiated on a lower dose and switched to 15 µg/kg/day showed an increase of 65% or 2.3 cm/year in mean annualized growth velocity from baseline (p-value = 0.002). The Company expects to provide an update on 6-month data from the 4th cohort of patients who received 30 µg/kg/day dose of vosoritide in the second half of 2016 at a medical meeting. BioMarin plans to initiate a Phase 3 study with vosoritide by year-end.

•

Brineura (formerly known as Cerliponase alfa) for CLN2, late-infantile form of Batten disease: On July 28th, 2016, the Company announced that the U.S. Food and Drug Administration (FDA) had accepted for review the submission of a Biologics License Application (BLA) for Brineura, an investigational therapy to treat children with CLN2 disease, a form of batten disease. The Prescription Drug User Fee Act (PDUFA) goal date for a decision is January 27, 2017.  BioMarin also has submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for Brineura, and it is undergoing validation at the Agency. The FDA granted Brineura Priority Review status, which is designated to drugs that offer major advances in treatment or provide a treatment where no adequate therapy exists. Brineura was previously granted Orphan Drug Designation and Breakthrough Therapy Designation by the FDA. (See BioMarin press release from July 27, 2016 for further details.)

•

Pegvaliase for phenylketonuria (PKU): Pivotal results for the Phase 3 PRISM-2 study (formerly referred to as 165-302) that pegvaliase met the primary endpoint of change in blood Phe compared with placebo (p<0.0001) were announced March 21, 2016. The pegvaliase treated group maintained mean blood phe levels at 527.2 umol/L compared to their Randomized Discontinuation Trial (RDT) baseline of 503.9 umol/L, whereas the placebo treated group mean blood phe levels increased to 1385.7 umol/L compared to their RDT baseline of 536.0 umol/L. The treatment effect demonstrated in this study represents an approximately 62% improvement in blood

Phe compared to placebo. Based on the supportive data results, the Company plans to submit a BLA to the FDA in the fourth quarter of 2016 or the first quarter of 2017.

Conference Call Details

BioMarin will host a conference call and webcast to discuss second quarter 2016 financial results today, Thursday, August 4, at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 40166552

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 40166552

About BioMarin

BioMarin is a global biotechnology company that develops and commercializes innovative therapies for patients with serious and life-threatening rare and ultra-rare genetic diseases. The company's portfolio consists of five commercialized products and multiple clinical and pre-clinical product candidates. For additional information, please visit www.BMRN.com.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and expenses related to Vimizim, Naglazyme, Kuvan, Firdapse, and Aldurazyme and BioMarin’s product candidates; the financial performance of the BioMarin as a whole; the timing of BioMarin's clinical trials; the continued clinical development and commercialization of Vimizim, Naglazyme, Kuvan, Firdapse, Aldurazyme and BioMarin’s product candidates; the possible approval and commercialization of BioMarin’s product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the commercialization of Vimizim, Naglazyme, Kuvan, and Firdapse; Genzyme Corporation's success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of Vimizim, Naglazyme, Kuvan, Firdapse and Aldurazyme; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's 2015 Annual Report on Form 10-K, and the factors contained in BioMarin's reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan®, Firdapse® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates.  BrineuraTM and KyndrisaTM are trademarks of BioMarin Pharmaceutical Inc. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2016 and December 31, 2015

(In thousands of U.S. dollars, except share and per share amounts)

	June 30, 2016	December 31, 2015(1)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$305,969	$397,040
Short-term investments	197,318	195,579
Accounts receivable, net (allowance for doubtful accounts: $132 and $93, at June 30, 2016 and December 31, 2015, respectively)	214,158	164,959
Inventory	326,556	271,683
Other current assets	61,945	60,378
Total current assets	1,105,946	1,089,639
Noncurrent assets:
Long-term investments	201,620	425,652
Property, plant and equipment, net	724,494	704,207
Intangible assets, net	568,966	683,996
Goodwill	197,039	197,039
Long-term deferred tax assets	266,182	220,191
Other assets	23,057	408,644
Total assets	$3,087,304	$3,729,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	292,342	392,511
Short-term convertible debt, net	24,420	—
Short-term contingent acquisition consideration payable	47,818	52,946
Total current liabilities	364,580	445,457
Noncurrent liabilities:
Long-term convertible debt	645,685	662,286
Long-term contingent acquisition consideration payable	120,151	32,663
Long-term deferred tax liabilities	—	143,527
Other long-term liabilities	39,312	44,588
Total liabilities	1,169,728	1,328,521
Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at June 30, 2016 and December 31, 2015: 163,282,081 and 161,526,044 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	164	162
Additional paid-in capital	3,458,124	3,414,837
Company common stock held by Nonqualified Deferred Compensation Plan	(14,969)	(13,616)
Accumulated other comprehensive income	4,528	21,033
Accumulated deficit	(1,530,271)	(1,021,569)
Total stockholders’ equity	1,917,576	2,400,847
Total liabilities and stockholders’ equity	$3,087,304	$3,729,368

(1)

December 31, 2015 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, filed with the U.S. Securities and Exchange Commission on February 29, 2016.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Six Months Ended June 30, 2016 and 2015

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
REVENUES:
Net product revenues	$298,576	$249,023	$533,933	$450,335
Collaborative agreement revenues	—	342	233	718
Royalty, license and other revenues	1,555	770	2,701	2,002
Total revenues	300,131	250,135	536,867	453,055
OPERATING EXPENSES:
Cost of sales	51,617	38,063	94,735	69,061
Research and development	167,039	157,901	325,832	299,975
Selling, general and administrative	109,577	101,514	214,877	194,320
Intangible asset amortization and contingent consideration	(54,414)	16,945	(43,972)	19,847
Impairment of intangible assets	599,118	—	599,118	—
Total operating expenses	872,937	314,423	1,190,590	583,203
LOSS FROM OPERATIONS	(572,806)	(64,288)	(653,723)	(130,148)
Equity in the loss of BioMarin/Genzyme LLC	(135)	(203)	(270)	(353)
Interest income	1,357	1,023	2,928	1,706
Interest expense	(9,944)	(10,002)	(19,787)	(19,464)
Debt conversion expense	—	—	—	(163)
Other expense	(1,417)	(9,073)	(1,219)	(8,824)
LOSS BEFORE INCOME TAXES	(582,945)	(82,543)	(672,071)	(157,246)
Benefit from income taxes	(159,385)	(554)	(163,369)	(7,756)
NET LOSS	$(423,560)	$(81,989)	$(508,702)	$(149,490)
NET LOSS PER SHARE, BASIC AND DILUTED	$(2.61)	$(0.51)	$(3.14)	$(0.94)
Weighted average common shares outstanding, basic and diluted	162,587	160,406	162,067	159,017

Non-GAAP Information

The results presented in this press release for the three and six months ended June 30, 2016 and 2015 include both GAAP information and non-GAAP information. As used in this release, non-GAAP information is based on reported GAAP net loss and the guidance for full-year GAAP net loss before interest, income taxes, depreciation and amortization and further adjusted to exclude certain non-cash stock-based compensation expense, non-cash contingent consideration expense and certain other specified items, as detailed below. In addition, BioMarin includes in this press release the effects of these non-GAAP adjustments on certain components of GAAP net loss for each of the periods presented. In this regard, non-GAAP information and its components, including non-GAAP Cost of sales, non-GAAP Research and development expenses, non-GAAP Selling, general and administrative expense, non-GAAP intangible asset amortization and contingent consideration, non-GAAP Other income (expense) and non-GAAP Provision for (benefit from) income taxes are statement of operations line items prepared on the same basis as, and therefore components of, the overall non-GAAP measures.

BioMarin regularly uses both GAAP and non-GAAP results and expectations internally to assess the Company’s core operating performance, as support for budgeting and financial planning purposes and to evaluate key business decisions. Because the non-GAAP information and its components are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ understanding because it provides additional information regarding the performance of BioMarin’s core operating results and business and development of its pipeline.

The non-GAAP information and its components are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its non-GAAP measures. Because of the non-standardized definitions, the non-GAAP measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

The following table presents the reconciliation of GAAP Net Loss to non-GAAP Income (Loss):

Reconciliation of GAAP Net Loss to non-GAAP Income (Loss)

(In millions of U.S. dollars)

(unaudited)

	Three Months Ended		Six Months Ended		Year Ending
	June 30,		June 30,		December 31, 2016
	2016	2015	2016	2015	Guidance

GAAP Net Loss	$(423.6)	$(82.0)	$(508.7)	$(149.5)	$(620.0) to $(650.0)

Interest expense, net	8.6	9.0	16.9	17.8	35.0
Benefit from income taxes	(159.4)	(0.6)	(163.4)	(7.8)	(195.0) - (215.0)
Depreciation expense	11.9	8.5	25.0	16.4	45.0 - 55.0
Amortization expense	7.6	2.6	15.1	5.2	30.0
Stock-based compensation expense	33.9	29.6	64.1	52.2	121.0 - 146.0
Contingent consideration expense (1)	(62.0)	14.3	(59.1)	14.6	(50.0) - (60.0)
Acquisition expenses (2)	—	—	—	7.0	-
Impairment charges (3)	599.1	12.8	599.1	12.8	599.0
Restructuring charges (4)	—	—	—	—	5.0 - 10.0

non-GAAP Income (Loss)	$16.1	$(5.8)	$(11.0)	$(31.3)	$(30.0) to $(50.0)

The following reconciliation of the GAAP reported to non-GAAP information provides the details of the effects of the non-GAAP adjustments on certain components of the Company’s operating results for each of the periods presented.

   Reconciliation Of Certain GAAP Reported Information To non-GAAP Information

Three and Six Months Ended June 30, 2016 and 2015

(In millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30,
	2016				2015
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP

Cost of sales	$51.6	$-	$(2.3)	$49.3	$38.1	$-	$(1.8)	$36.3
Research and development	167.0	(6.0)	(14.8)	146.2	157.9	(3.9)	(12.5)	141.5
Selling, general and administrative (2)	109.6	(5.9)	(16.8)	86.9	101.5	(4.6)	(15.3)	81.6
Intangible asset amortization and contingent consideration (1)	(54.4)	(7.6)	62.0	—	16.9	(2.6)	(14.3)	—
Impairment of intangible assets (3)	599.1	—	(599.1)	—	—	—	—	—
Interest expense, net	(8.6)	8.6	—	—	(9.0)	9.0	—	—
Other income (expense)	(1.5)	—	—	(1.5)	(9.3)	—	12.8	3.5
Benefit from income taxes	(159.4)	159.4	—	—	(0.6)	0.6	—	—
Net Income (Loss)/non-GAAP Income (Loss)	(423.6)	(131.3)	571.0	16.1	(82.0)	19.5	56.7	(5.8)

	Six Months Ended June 30,
	2016				2015
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	non-GAAP

Cost of sales	$94.7	$-	$(3.9)	$90.8	$69.1	$-	$(3.1)	$66.0
Research and development	325.8	(13.4)	(28.5)	283.9	300.0	(7.5)	(22.4)	270.1
Selling, general and administrative (2)	214.9	(11.6)	(31.7)	171.6	194.3	(8.9)	(33.7)	151.7
Intangible asset amortization and contingent consideration (1)	(44.0)	(15.1)	59.1	—	19.8	(5.2)	(14.6)	—
Impairment of intangible assets (3)	599.1	—	(599.1)	—	—	—	—	—
Interest expense, net	(16.9)	16.9	—	—	(17.8)	17.8	—	—
Other income (expense)	(1.6)	—	—	(1.6)	(9.4)	—	12.8	3.4
Benefit from income taxes	(163.4)	163.4	—	—	(7.8)	7.8	—	—
Net Income (Loss)/non-GAAP Income (Loss)	(508.7)	(106.4)	604.1	(11.0)	(149.5)	31.6	86.6	(31.3)

(1)

Includes the expense associated with the change in the fair value of contingent acquisition consideration payable for the period, resulting from changes in estimated probabilities and timing of achieving certain developmental milestones. Amounts for the three months ended June 30, 2016 include $43.8 million and $21.1 million related to the change in probability of achieving the Kyndrisa and Reveglucosidase alfa development milestones, respectively.

(2)	Includes $7.0 million of acquisition costs for the six months ended June 30, 2015 related to the acquisition of Prosensa Holdings N.V.
(3)

Includes $574.1 million and $25.0 million for the impairment of intangible assets associated with the discontinuance of the Kyndrisa and Reveglucosidase alfa development programs, respectively, during the three months ended June 30, 2016.

(4)

Represents estimated restructuring charges for expected headcount reductions to be incurred in the second half of 2016, following an approved plan of restructuring resulting from the Kyndrisa program termination.

###